UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 24, 2016

  Marina Biotech, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No. )

P.O. Box 1559, Bothell, WA		98041
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:          425-892-4322

N/A
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 25, 2010, Marina Biotech, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Cypress Agreement”) with Cypress Biosciences (“Cypress”) pursuant to which, among other things, the Company sold PCT/US 2007/079994 (of which US patent application 13/204,485 represents a continuation) to Cypress for the consideration described in the Cypress Agreement. US patent application 13/204,485 resulted in the issuance of US patent application no. 9,023,793 on March 5, 2015.

US patent application 13/204,485 was assigned by Cypress to Kyalin Biosciences, Inc. on or about December 21, 2011, and was further assigned to Retrophin, Inc. (“Retrophin”) upon its acquisition of Kyalin Biosciences, Inc. on or about December 12, 2013. As a result of the foregoing assignments, we believe that Retrophin is obligated to pay any relevant milestones due to the Company under the Cypress Agreement.

We believe that, as a result of the issuance of US patent no. 9,023,793 on May 5, 2015, the Company became entitled to receive a milestone payment in the amount of $2,000,000 under the Cypress Agreement. The Company has advised Retrophin of its claim to payment of this milestone. However, Retrophin has denied the Company’s claim. Although the Company intends to vigorously pursue its right to receive the milestone payment, there can be no assurance that the Company will be successful in its endeavors to receive the payments to which it believes it is entitled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

June 24, 2016	By:	/s/ Joseph W. Ramelli
	Name:	Joseph W. Ramelli
	Title:	Interim CEO